Exhibit 23.1




                         Consent of Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of State Financial Services Corporation and Home Bancorp of Elgin, Inc., which is referred to and made a part of this Prospectus and Registration Statement (S-4) of State Financial Services Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated
   January 16, 1998, with respect to the consolidated financial statements of State Financial Services Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                      /s/  Ernst & Young LLP



   Milwaukee, Wisconsin
   September 25, 1998